Pricing supplement No. 909J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated June 24, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$7,758,000     Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due June 29, 2012
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due June 29, 2012 (the “BUyS”) are designed for investors who seek a return at maturity of 125.00% of the appreciation, if any, of a weighted basket of equity components, up to a Basket Return Cap (as defined below) of 33.50%. Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 85.00% of their initial investment.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on June 29, 2012.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS priced on June 24, 2010 and are expected to settle three business days later on June 29, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The BUyS are linked to a basket consisting of the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component” and collectively, the “Basket Components”).

Basket Component	Ticker Symbol	Component Weighting	Initial Component Level
iShares® MSCI EAFE® Index Fund	EFA UP	70.00%	48.57
iShares® MSCI Emerging Markets Index Fund	EEM UP	30.00%	38.97
Payment at Maturity:
•  If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•  If the Final Basket Level is less than the Initial Basket Level, and the percentage difference is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.

•  If the Final Basket Level is less than the Initial Basket Level, and the percentage difference is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the decline in the Basket exceeds the Buffer Level. Accordingly, if the Final Basket Level is less than the Initial Basket Level by an amount (expressed as a percentage) greater than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Final Basket Level is less than the Initial Basket Level by an amount (expressed as a percentage) greater than the Buffer Level, you could lose up to $850.00 per $1,000 Face Amount of BUyS.
Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:
The Basket closing level will be calculated as follows:
100 x [1  + (iShares® MSCI EAFE® Index Fund return x 70.00%) + (iShares® MSCI Emerging Markets Index Fund return x 30.00%)]
 The return for each Basket Component is the percentage change from the respective Initial Component Level to the closing price of one share of the Basket Component on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for that Basket Component.

Buffer Level:	15.00%
Participation Rate:	125.00% upside participation
Basket Return Cap:	33.50%
Maximum Return:	41.875% (equal to the Participation Rate multiplied by the Basket Return Cap)
Share Adjustment Factor:
Initially 1.0 for each Basket Component, subject to adjustment for certain actions affecting each Basket Component.  See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	June 24, 2010
Final Valuation Date:	June 26, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	June 29, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A0 4Y 6
ISIN:	US2515A04Y67
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$2.00	$998.00
Total	$7,758,000.00	$4,126.00	$7,753,874.00
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.00 per $1,000.00 BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,758,000.00	$553.15

Deutsche Bank Securities

June 24, 2010

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Payment at Maturity per Face Amount of BUyS for a hypothetical range of performance for the Basket from -100.00% to +100.00% and reflects a Participation Rate of 125.00%, a Buffer Level of 15.00%, a Basket Return Cap of 33.50% and a Maximum Return of 41.875%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	33.50%	$1,418.75	41.875%
175.00	75.00%	33.50%	$1,418.75	41.875%
150.00	50.00%	33.50%	$1,418.75	41.875%
140.00	40.00%	33.50%	$1,418.75	41.875%
133.50	33.50%	33.50%	$1,418.75	41.875%
125.00	25.00%	25.00%	$1,312.50	31.25%
110.00	10.00%	10.00%	$1,125.00	12.50%
102.00	2.00%	2.00%	$1,025.00	2.50%
101.00	1.00%	1.00%	$1,012.50	1.25%
100.00	0.00%	0.00%	$1,000.00	0.00%
99.00	-1.00%	-1.00%	$1,000.00	0.00%
98.00	-2.00%	-2.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$1,000.00	0.00%
85.00	-15.00%	-15.00%	$1,000.00	0.00%
80.00	-20.00%	-20.00%	$950.00	-5.00%
70.00	-30.00%	-30.00%	$850.00	-15.00%
50.00	-50.00%	-50.00%	$650.00	-35.00%
25.00	-75.00%	-75.00%	$400.00	-60.00%
0.00	-100.00%	-100.00%	$150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 110.00. Because the Basket percentage change of 10% is less than the Basket Return Cap of 33.50%, the investor receives a Payment at Maturity of $1,125.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 125.00%) = $1,125.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 150.00. Because the Basket percentage change of 50% is greater than the Basket Return Cap of 33.50%, the investor receives a Payment at Maturity of $1,418.75 per Face Amount of BUyS, the maximum payment on the BUyS.

Payment at Maturity = $1,000.00 + ($1,000.00 x 33.50% x 125.00%) = $1,418.75

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Because the 2% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 98.00 does not exceed the Buffer Level of 15.00%, the investor receives a Payment at Maturity of $1,000.00 per Face Amount of BUyS.

Payment at Maturity = $1,000.00

Example 4: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the 30% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 70.00 exceeds the Buffer Level of 15.00%, the investor receives a Payment at Maturity of $850.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-30.00% + 15.00%)] = $850.00

Example 5: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 0 exceeds the Buffer Level of 15.00%, the investor receives a Payment at Maturity of $150.00 per Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 15.00%)] = $150.00

What Is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of BUyS for three hypothetical scenarios and reflects Initial Component Levels of 48.57 for the iShares® MSCI EAFE® Index Fund and 38.97 for the iShares® MSCI Emerging Markets Index Fund. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on other Basket Components may outweigh the positive return and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Component	iShares® MSCI EAFE® Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	48.57	38.97
Final Component Level	72.72	50.27
Basket Component Return	49.71%	29.00%
Component Weighting	70.00%	30.00%
Contribution to Basket	34.80%	8.70%
Final Basket Level	143.50
Percentage Change in Basket Level	43.50%
Basket Return	33.50%
Payment at Maturity	$1,418.80
Scenario 2
Basket Component	iShares® MSCI EAFE® Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	48.57	38.97
Final Component Level	34.69	32.48
Basket Component Return	-28.57%	-16.67%
Component Weighting	70.00%	30.00%
Contribution to Basket	-20.00%	-5.00%
Final Basket Level	75.00
Percentage Change in Basket Level	-25.00%
Basket Return	-25.00%
Payment at Maturity	$900.00
Scenario 3
Basket Component	iShares® MSCI EAFE® Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	48.57	38.97
Final Component Level	40.24	35.07
Basket Component Return	-17.14%	-10.00%
Component Weighting	70.00%	30.00%
Contribution to Basket	-12.00%	-3.00%
Final Basket Level	85.00
Percentage Change in Basket Level	-15.00%
Basket Return	-15.00%
Payment at Maturity	$1,000.00

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 49.71% and 29.00% for the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (iShares® MSCI EAFE® Index Fund Return x iShares® MSCI EAFE® Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (49.71% x 70.00%)+ (29.00% x 30.00%)]

=	143.50

Because the Final Basket Level of 143.50 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a Payment at Maturity of $1,418.75 per $1,000 BUyS face amount, which is equal to the Maximum Return on the BUyS, as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 33.50% x 125.00%)

	=	$1,418.75

Scenario 2: Scenario 2 assumes hypothetical returns of -28.57% and -16.67% for the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (iShares® MSCI EAFE® Index Fund Return x iShares® MSCI EAFE® Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (-28.57% x 70.00%)+ (-16.67% x 30.00%)]

	=	75.00

Because the Final Basket Level of 75.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 15.00%, the investor will receive a Payment at Maturity of $900.00 per $1,000 BUyS face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-25.00% + 15.00%))

	=	$900.00

Scenario 3: Scenario 3 assumes hypothetical returns of -17.14% and -10.00% for the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (iShares® MSCI EAFE® Index Fund Return x iShares® MSCI EAFE® Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (-17.14% x 70.00%)+ (-10.00% x 30.00%)]

	=	85.00

Because the Final Basket Level of 85.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Level of 15.00%, the investor receives a Payment at Maturity of $1,000 per $1,000 BUyS face amount.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 33.50%, and therefore the maximum payment you can receive is $1,418.75 for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 15.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, a Basket Return of -25.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI EAFE® Index Fund

The iShares® MSCI EAFE® Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The iShares® MSCI EAFE® Index Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE® Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange. Your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your BUyS in shares of each Basket Component in proportion to its Component Weighting and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the BUyS should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $150.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Level. Accordingly, you could lose up to $850.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP – As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of 33.50%. Consequently, the BUyS are subject to a Maximum Return of 41.875% and your Payment at Maturity will be limited to a maximum payment of $1,418.75 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates may hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the BUyS.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Components with lower weightings. If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components or holders of shares of an exchange traded fund would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Component to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the levels of the Basket Components on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the stocks held by an exchange traded fund (while not paid to holders of the BUyS, dividend payments on the stocks held by an exchange traded fund may influence the market price of the shares of an exchange traded fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting an exchange traded fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying each Basket Component;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factors, which will initially be set at 1.0, for certain events affecting the shares of each exchange traded fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of an exchange traded fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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ADJUSTMENTS TO AN EXCHANGE TRADED FUND OR TO ITS UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS – Blackrock Fund Advisors (“BFA“) is the investment advisor to both exchange traded funds, which seek investment results that correspond generally to the level and yield performance, before fees and expenses, of their respective underlying indices. The stocks included in these indices are each selected by MSCI Inc. (“MSCI”). The indices are calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying each index, which could change the value of the index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the exchange traded funds. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the respective exchange traded funds, which could cause the Basket to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the Face Amount of your BUyS.

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THE EXCHANGE TRADED FUNDS AND THEIR INDICES ARE DIFFERENT – The performance of the exchange traded funds may not exactly replicate the performance of their respective index because the fund will reflect transaction costs and fees that are not included in the calculation of the index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of each fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The funds may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to their respective underlying index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN AN EXCHANGE TRADED FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY AN EXCHANGE TRADED FUND – We are not affiliated with any exchange traded fund or the issuers of the component securities held by the exchange traded fund or underlying the index replicated by the exchange traded fund . However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the exchange traded fund or underlying the index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the exchange traded fund or the component stocks underlying the index or any of the issuers of the component securities held by the exchange traded fund or underlying the index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the exchange traded fund or underlying the index and the issuers of the component securities held by the exchange traded fund or underlying the index. Neither the exchange traded fund nor any of the issuers of the component securities held by the exchange traded fund or underlying the index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the exchange traded fund nor any of the issuers of the component securities held by the exchange traded fund or underlying the index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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CURRENCY EXCHANGE RISK – Because the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund invest in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund and have an adverse impact on the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities held by the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the BUyS is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and Payment at Maturity of your BUyS.

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PAST PERFORMANCE OF AN EXCHANGE TRADED FUND, ITS INDEX OR OF THE COMPONENT SECURITIES HELD BY THE EXCHANGE TRADED FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of an exchange traded fund, its index or of the component securities held by the exchange traded fund over the life of the BUyS, may bear little relation to the historical levels of the exchange traded fund or of the component securities held by the exchange traded fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the exchange traded fund, its index or of the component securities held by the exchange traded fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

As described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, Basket Return Cap and Buffer Level;

•	You are willing to lose up to 85.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Components from June 24, 2005 through June 24, 2010. The closing level of the iShares® MSCI EAFE® Index Fund on June 24, 2010 was 48.57. The closing level of the iShares® MSCI Emerging Markets Index Fund on June 24, 2010 was 38.97. The third graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on June 24, 2010 equal to 100.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling commission in connection with the sale of the BUyS. DBSI may pay custodial fees of up to 0.20% or $2.00 per $1,000 Face Amount of BUyS to certain other broker dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.